Exhibit 99.1 Earnings Press Release

Emclaire Financial Corp Reports Record Earnings for 2019; Announces Annual Meeting Date

EMLENTON, Pa., January 31, 2020 -- Emclaire Financial Corp (NASDAQ:EMCF), the parent holding company of The Farmers National Bank of Emlenton, reported record consolidated net income available to common stockholders of $7.8 million, or $2.86 per diluted common share, for the year ended December 31, 2019, an increase of $3.7 million, or 88.6%, from $4.1 million, or $1.72 per diluted common share, reported for the year ended December 31, 2018.  Earnings growth for year was largely driven by the Corporation's acquisition of Community First Bancorp, Inc (Community First) in October 2018.

William C. Marsh, Chairman, President and Chief Executive Officer of the Corporation and the Bank, noted, “The Board of Directors, management and I are extremely pleased with the results for 2019. The considerable strategic investments we have made to grow our franchise through denovo offices and whole-bank acquisitions in the past several years have delivered strong financial performance, including significant earnings growth, and provided a solid foundation for continued profitable expansion and sound shareholder returns.”

2019 OPERATING RESULTS OVERVIEW

Net income available to common stockholders increased $3.7 million, or 88.6%, to $7.8 million, or $2.86 per diluted common share, for the year ended December 31, 2019, compared to net income of $4.1 million, or $1.72 per diluted common share for 2018.  The increase resulted from increases in net interest income and noninterest income of $2.5 million and $183,000, respectively, and decreases in noninterest expense and the provision for loan losses of $1.5 million and $565,000, respectively, partially offset by increases in the provision for income taxes and preferred stock dividends of $1.0 million and $91,000, respectively.

Net interest income increased $2.5 million, or 9.7%, to $28.1 million for the year ended December 31, 2019 from $25.6 million for 2018. The increase in net interest income resulted from an increase in interest income of $5.2 million, or 16.7%, as the Corporation experienced a $78.9 million increase in the average balance of loans outstanding. Partially offsetting the increase in interest income, interest expense increased $2.7 million, or 50.1%, as the Corporation's average balance of interest-bearing deposits and borrowed funds increased $61.1 million and $12.3 million, respectively. The increases in the Corporation's average loan and interest-bearing deposit balances resulted primarily from the Corporation's fourth quarter 2018 acquisition of Community First, which added approximately $111.6 million in loans and $106.1 million in total deposits to the Corporation.

The provision for loan losses decreased $565,000, or 44.1%, to $715,000 for the year ended December 31, 2019 from $1.3 million in 2018. The decrease in the provision for loan losses was primarily due to a decrease in loan portfolio balances, lower net charge-offs in 2019 compared to the prior year and an improvement in criticized and classified loans.  Criticized and classified loans decreased $5.8 million during the year primarily due to the the risk rating upgrade of a $2.1 million commercial relationship from special mention to pass and the payoff of a $2.0 million commercial loan.

Noninterest income increased $183,000, or 4.4%, to $4.4 million for the year ended December 31, 2019 from $4.2 million in 2018 due to increases in earnings on bank-owned life insurance, fees and service charges, gains on the sale of loans and gains on the sale of securities of $165,000, $126,000, $95,000 and $87,000, respectively, partially offset by a decrease in other income of $290,000.  The decrease in other income was due to a $540,000 gain recorded in the fourth quarter of 2018 related to 18,000 shares of Community First Bancorp stock the Corporation owned at the time of the acquisition. Partially offsetting this decrease, ATM related income increased approximately $91,000 due to the full year operation of the acquired branches.

Noninterest expense decreased $1.5 million, or 6.5%, to $22.1 million for the year ended December 31, 2019 from $23.7 million in 2018. The decrease was primarily attributable to costs of $3.6 million incurred during 2018 related to the acquisition of Community First. Additionally, FDIC insurance expense decreased $260,000 primarily as the Bank received $215,000 in Small Bank Assessment credits which were utilized in the third and fourth quarters of 2019. Intangible asset amortization and professional fees also decreased $90,000 and $41,000, respectively.  These decreases were partially offset by increases in compensation and benefits expense, other noninterest expense and occupancy and equipment expense of $1.4 million, $819,000 and $208,000, respectively. The increases primarily related to the full year operation of the acquired branches and normal salary and benefit and operating expense increases.

The provision for income taxes increased $1.0 million to $1.7 million for the year ended December 31, 2019 from $633,000 in the same period in 2018 as a result of the increase in net income before provision for income taxes.

FOURTH QUARTER OPERATING RESULTS OVERVIEW

Net income available to common stockholders increased $1.3 million to $1.5 million, or $0.54 per diluted common share, for the three months ended December 31, 2019, compared to $185,000, or $0.07 per diluted common share, for the same period in 2018.  The increase resulted from a $2.6 million decrease in noninterest expense, partially offset by decreases in net interest income and noninterest income of $655,000 and $205,000, respectively, and a $110,000 increase in the provision for loan losses.  Included in noninterest expense for the three months ended December 31, 2018 were costs of $2.6 million related to the acquisition of Community First.

The decrease in net interest income in the fourth quarter of 2019 resulted primarily from a $599,000 increase in interest expense due to higher average balances of interest-bearing deposits.  The decrease in other income was due to the aforementioned gain recorded in the fourth quarter of 2018 related to 18,000 shares of Community First Bancorp stock the Corporation owned at the time of the acquisition. The increase in the provision for loan losses was due to higher net charge-offs in the fourth quarter of 2019 compared to the same period in the prior year and the increase in the provision for income taxes resulted from higher pretax income.

CONSOLIDATED BALANCE SHEET & ASSET QUALITY OVERVIEW

Total assets increased $16.4 million, or 1.8%, to $915.3 million at December 31, 2019 from $898.9 million at December 31, 2018.  The increase in assets was driven primarily by increases in securities, cash and cash equivalents and interest-earning time deposits of $22.4 million, $4.0 million and $3.0 million, respectively, partially offset by a decrease in net loans receivable of $13.3 million. Liabilities increased $10.6 million, or 1.3%, to $829.4 million at December 31, 2019 from $818.9 million at December 31, 2018 due to an increase in customer deposits of $25.6 million, partially offset by a decrease in borrowed funds of $16.8 million.

Nonperforming assets decreased $586,000 to $3.2 million, or 0.34% of total assets at December 31, 2019, compared to $3.7 million, or 0.42% of total assets at December 31, 2018.  Additionally, classified and criticized assets decreased $5.8 million to $17.0 million or 1.9% of total assets at December 31, 2019, compared to $22.9 million or 2.5% of total assets at December 31, 2018.

Stockholders’ equity increased $5.9 million, or 7.3%, to $85.9 million at December 31, 2019 from $80.0 million at December 31, 2018 primarily due to a $4.5 million increase in retained earnings as a result of $7.8 million of net income available to common stockholders, partially offset by $3.1 million of common dividends paid.  Additionally, accumulated other comprehensive income increased $1.0 million.  The Corporation remains well capitalized and is well positioned for continued growth with total stockholders’ equity at 9.4% of total assets.  Book value per common share was $30.14 at December 31, 2019, compared to $28.09 at December 31, 2018.

ANNUAL SHAREHOLDER MEETING

In addition to reporting earnings, the Corporation announced that the annual meeting of shareholders will be held Wednesday, April 22, 2020 at 9:00 a.m. at the main office of The Farmers National Bank of Emlenton, in Emlenton, Pennsylvania.  The voting record date for the purpose of determining shareholders eligible to vote on proposals presented at the meeting will be March 2, 2020.

Emclaire Financial Corp is the parent company of The Farmers National Bank of Emlenton, an independent, nationally chartered, FDIC-insured community bank headquartered in Emlenton, Pennsylvania, operating 20 fully service banking offices in Venango, Allegheny, Butler, Clarion, Clearfield, Elk, Jefferson and Mercer counties, Pennsylvania and Hancock County, West Virginia. The Corporation's common stock is quoted on and traded through the NASDAQ Capital Market under the symbol "EMCF". For more information, visit the Corporation's website at "www.emclairefinancial.com."

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may contain words such as “believe”, “expect”, “anticipate”, “estimate”, “should”, “may”, “can”, “will”, “outlook”, “project”, “appears” or similar expressions.  Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, the possibility that increased demand or prices for the Corporation's financial services and products may not occur, changing economic and competitive conditions, technological and regulatory developments, and other risks and uncertainties, including those detailed in the Corporation's filings with the Securities and Exchange Commission.  The Corporation does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

INVESTOR RELATIONS CONTACT:

William C. Marsh

Chairman, President and

Chief Executive Officer

Phone: (844) 800-2193

Email:  investor.relations@farmersnb.com

EMCLAIRE FINANCIAL CORP
Consolidated Financial Highlights
(Unaudited - Dollar amounts in thousands, except share data)

CONSOLIDATED OPERATING RESULTS DATA:	Three month period		Year ended
	ended December 31,		December 31,
	2019	2018	2019	2018

Interest income	$9,011	$9,067	$36,145	$30,962
Interest expense	2,268	1,669	8,083	5,386
Net interest income	6,743	7,398	28,062	25,576
Provision for loan losses	410	300	715	1,280
Noninterest income	995	1,200	4,391	4,208
Noninterest expense	5,475	8,124	22,122	23,660
Income before provision for income taxes	1,853	174	9,616	4,844
Provision for income taxes	290	(102)	1,662	633
Net income	1,563	276	7,954	4,211
Preferred stock dividends	91	91	182	91
Net income available to common stockholders	$1,472	$185	$7,772	$4,120

Basic earnings per common share	$0.54	$0.07	$2.88	$1.73
Diluted earnings per common share	$0.54	$0.07	$2.86	$1.72
Dividends per common share	$0.29	$0.28	$1.16	$1.12

Return on average assets (1)	0.67%	0.12%	0.88%	0.53%
Return on average equity (1)	7.18%	1.39%	9.50%	6.56%
Return on average common equity (1)	7.11%	0.99%	9.77%	6.52%
Yield on average interest-earning assets	4.18%	4.36%	4.31%	4.19%
Cost of average interest-bearing liabilities	1.27%	1.00%	1.22%	0.92%
Cost of funds	1.04%	0.82%	1.00%	0.75%
Net interest margin	3.18%	3.56%	3.35%	3.47%
Efficiency ratio	69.23%	93.22%	67.39%	77.99%

(1)	Returns are annualized for the periods reported.

CONSOLIDATED BALANCE SHEET DATA:	As of December 31,
	2019	2018

Total assets	$915,296	$898,875
Cash and equivalents	14,986	10,955
Securities	120,126	97,725
Loans, net	695,348	708,664
Deposits	787,124	761,546
Borrowed funds	28,550	45,350
Common stockholders' equity	81,652	75,802
Stockholders' equity	85,858	80,008

Book value per common share	$30.14	$28.09

Net loans to deposits	88.34%	93.06%
Allowance for loan losses to total loans	0.93%	0.91%
Nonperforming assets to total assets	0.34%	0.42%
Stockholders' equity to total assets	9.38%	8.90%
Shares of common stock outstanding	2,708,712	2,698,712